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                                                             Exhibit 23




                       CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Bitwise Designs, Inc.:


We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 33-80917 and 333-05445) of Bitwise Designs, Inc. of our report dated September 6, 1996, relating to the consolidated balance sheets of Bitwise Designs, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended, which report appears in the June 30, 1996 annual report on Form 10-KSB of Bitwise Designs, Inc.


                                              /s/ KPMG Peat Marwick LLP

                                                  KPMG Peat Marwick LLP


Albany, New York
September 27, 1996